Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: michelle.esterman@altisource.lu

ALTISOURCE ANNOUNCES FIRST QUARTER RESULTS

Luxembourg, Luxembourg, 26 April 2012

Altisource™ (NASDAQ: ASPS) today reported net income attributable to Altisource of $25.2 million or $1.02 per diluted share for the first quarter ended March 31, 2012. This compares with net income attributable to Altisource of $14.8 million or $0.57 per share for the first quarter of 2011.

Service revenue was $108.5 million for the three months ended March 31, 2012, a 51% increase when compared to the three months ended March 31, 2011. The year-over-year growth in net income and service revenue is primarily from the increase in Ocwen’s residential loan servicing portfolio, impacting the Mortgage Services and Technology Services segments, coupled with the ongoing expansion of mortgage and real estate portfolio management services within the Mortgage Services segment.

First quarter highlights include:

•	Average loans serviced by the Company’s largest customer, Ocwen Financial Corporation (“Ocwen”), on the REALServicing® platform, was 0.7 million for the quarter

•	Generated cash flows from operations for the quarter of $27.8 million representing $0.26 for every dollar of service revenue

•	Acquired 0.3 million shares of stock for the quarter under the stock repurchase program at an average price of $63.25 per share

•	Sold over 6,000 REO assets through the Company’s web based portal during the quarter

•	Lenders One increased membership by 11 during the quarter, bringing total membership to 225

Gross margin as a percentage of service revenue decreased to 44% for the three months ended March 31, 2012 compared to 47% for the three months ended March 31, 2011. The decline is primarily from the comparative mix of revenue and the additional employee costs incurred in 2012 in anticipation of new loans to be boarded by Ocwen.

Income from operations as a percentage of service revenue improved from 24% for the three months ended March 31, 2011 to 28% for the three months ended March 31, 2012. The increase is from the stabilization of selling, general and administrative expenses on higher service revenue.

Stock Repurchase Update

For the quarter ended March 31, 2012, the Company repurchased 0.3 million shares of common stock on the open market at an average price of $63.25 per share under the stock repurchase program. Since inception of the program, 2.5 million shares of common stock have been repurchased on the open market at an average price of $37.49 per share.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Webcast

Altisource will host a webcast at 11:00 a.m. eastern today to discuss first quarter results. A link to the live audio webcast will be available on the Company’s website through the investor relations home page. Those who want to listen to the call should go to the website fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call.

About Altisource

Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high-value, technology-enabled knowledge-based solutions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Additional information is available at www.altisource.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except per share data)

Financial Results

Results of operations for the three months ended March 31, 2012 and 2011 are as follows:

	Three Months Ended March 31,
	2012	2011
Service revenue
Mortgage Services	$79,320	$43,340
Financial Services	17,760	18,920
Technology Services	17,022	12,716
Eliminations	(5,633)	(3,246)

	108,469	71,730
Reimbursable expenses	28,705	15,641
Non-controlling interests	1,892	1,299

Total revenue	139,066	88,670
Cost of revenue	63,055	39,308
Reimbursable expenses	28,705	15,641

Gross profit	47,306	33,721
Selling, general and administrative expenses	17,015	16,254

Income from operations	30,291	17,467
Other (expense) income, net	(351)	344

Income before income taxes and non-controlling interests	29,940	17,811
Income tax provision	(2,819)	(1,687)

Net income	27,121	16,124
Net income attributable to non-controlling interests	(1,892)	(1,299)

Net income attributable to Altisource	$25,229	$14,825

Earnings per share:
Basic	$1.08	$0.60

Diluted	$1.02	$0.57

Weighted average shares outstanding:
Basic	23,381	24,845

Diluted	24,844	25,928

Transactions with related parties:
Revenue	$82,780	$48,790

Selling, general and administrative expenses	$574	$391

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	March 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$26,666	$32,125
Accounts receivable, net	62,312	52,005
Prepaid expenses and other current assets	5,379	5,002
Deferred tax assets, net	1,975	1,133

Total current assets	96,332	90,265

Premises and equipment, net	39,081	25,600
Deferred tax assets, net	4,373	4,373
Intangible assets, net	62,768	64,950
Goodwill	14,915	14,915
Investment in equity affiliate	14,146	14,470
Other assets	8,902	9,586

Total assets	$240,517	$224,159

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	$47,797	$44,867
Capital lease obligations – current	578	634
Other current liabilities	13,550	9,939

Total current liabilities	61,925	55,440

Capital lease obligations – non-current	57	202
Other non-current liabilities	2,531	2,574

Commitments and contingencies (Note 15)

Equity:
Common stock ($1.00 par value; 100,000 shares authorized; 25,413 shares issued and 23,311 outstanding as of March 31, 2012; 25,413 shares issued and 23,405 outstanding as of December 31, 2011)	25,413	25,413
Additional paid-in-capital	83,045	83,229
Retained earnings	147,026	126,161
Treasury stock, at cost (2,101 shares as of March 31, 2012 and 2,008 shares as of December 31, 2011)	(82,488)	(72,048)

Altisource equity	172,996	162,755

Non-controlling interests	3,008	3,188

Total equity	176,004	165,943

Total liabilities and equity	$240,517	$224,159